CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 26 to the Registration Statement on Form N-6 (“Registration Statement”) (File No. 333-19521) of the State Farm Life Insurance Company Variable Life Separate Account of our reports dated February 25, 2015, relating to the financial statements of the State Farm Life Insurance Company Variable Life Separate Account and the financial statements of the State Farm Life Insurance Company, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 30, 2015